Exhibit 99.1



                                                NEWS RELEASE

                                    Contact:    Donald F. Gayhardt
                                                President
                                                Dollar Financial Group, Inc.
FOR IMMEDIATE RELEASE                           (610) 640-5925
---------------------


       DOLLAR FINANCIAL GROUP ANNOUNCES OPERATING RESULTS FOR FISCAL FIRST
                        QUARTER ENDED SEPTEMBER 30, 2003



         BERWYN, Pennsylvania, October 23, 2003 - Dollar Financial Group, Inc., a leading international financial services company serving under-banked consumers, today announced operating results for the fiscal first quarter ended September 30, 2003.

         For the fiscal quarter ended September 30, 2003, revenue increased 8.2% to $57.0 million from $52.7 million reported for the comparable quarter in the prior fiscal year. Comparable retail store, franchised store and document transmitter revenues increased 8.9%, or $4.6 million, for the quarter. Adjusted EBITDA increased $2.4 million, or 22.3%, to $13.1 million for the quarter ended September 30, 2003 from $10.7 million for the quarter ended September 30, 2002. Adjusted EBITDA as a percentage of revenue increased to 23.0% for the first fiscal quarter from 20.3% in the comparable quarter in the prior year. Net income increased $331,000, or 40.8%, to $1.1 million for the quarter from $811,000 for the comparable quarter in the prior fiscal year. Net income as a percentage of revenue increased to 2.0% for the first fiscal quarter from 1.5% for the comparable quarter in the prior fiscal year.

         Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization and other items described below. We present Adjusted EBITDA as an indication of operating performance and our ability to service our debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether our cash flow will be sufficient to fund all of our cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net (loss) income, cash flows from operating activities or other measures of operating performance or liquidity determined in accordance with GAAP. We believe that these amounts should be reviewed by prospective investors because we use them as one means of analyzing our ability to service our debt and capital expenditure requirements, and we understand that they are used by some investors as one measure of a company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles net income as reported on our statements of operations to Adjusted EBITDA (dollars in thousands):

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


                                                                 Three months ended September 30,
                                                                 --------------------------------
                                                                      2002                2003
                                                                ---------------     ---------------
Net income                                                             $   811             $ 1,142
Add:
Store and regional depreciation                                          1,619               1,448
Foreign currency (gain) loss                                               102                 (53)
Loss on store closings and sales and other restructuring                   488                  60
Other depreciation and amortization                                        843                 958
Interest expense, net of interest income                                 4,931               5,247
Income tax provision                                                     1,910               4,288
                                                                ---------------     ---------------
Adjusted EBITDA                                                        $10,704             $13,090
                                                                ===============     ===============

         Commenting on the results, Jeff Weiss, the Company's Chairman and Chief Executive Officer said, "We are very pleased with our operating results for the quarter. Our revenue growth was very solid, key loss metrics were in line with expectations and our continued focus on cost control and efficiencies drove absolute dollar and margin improvement." Don Gayhardt, the Company's President, continued, "Our fiscal year is off to a terrific start as we saw the continuation of the momentum that we built in the last several quarters of fiscal 2003. While the U.S. economy remains sluggish, we are seeing solid growth in our consumer lending business and our international businesses turned in another strong quarter. We also realized the first full quarter of cost reductions related to the recent rationalization of our store support functions for our North American operations."

         This release may contain certain forward-looking statements regarding the Company's expected performance for future periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of the Company's acquisition strategy and other factors detailed from time to time in the Company's annual and other reports filed with the Securities and Exchange Commission.

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